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Exhibit 3.1

CAPITALSOURCE HEALTHCARE REIT

ARTICLES OF AMENDMENT AND RESTATEMENT OF DECLARATION OF TRUST

         FIRST:    CapitalSource Healthcare REIT, a Maryland real estate investment trust (the "Trust") formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law"), desires to amend and restate its declaration of trust (as so amended and restated, the "Declaration of Trust").

         SECOND:    The following provisions are all the provisions of the Declaration of Trust as hereby amended and restated:

ARTICLE I
FORMATION

        The Trust is a real estate investment trust within the meaning of the Maryland REIT Law. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the "Code")).

ARTICLE II
NAME

        The name of the Trust is: CapitalSource Healthcare REIT.

        The Board of Trustees of the Trust (the "Board of Trustees" or "Board") may change the name of the Trust without approval of the shareholders and is authorized to cause the filing of Articles of Amendment to reflect any such name change approved by the Board.

ARTICLE III
PURPOSES AND POWERS

        Section 3.1    Purposes.    The purposes for which the Trust is formed are to engage in any lawful act or activity, including, without limitation or obligation, to invest in and to acquire, hold, manage, administer, control and dispose of property (including mortgages) including, without limitation or obligation, engaging in business as a real estate investment trust ("REIT") under the Code.

        Section 3.2    Powers.    The Trust shall have all of the powers granted to real estate investment trusts by the Maryland REIT Law and all other powers set forth in the Declaration of Trust that are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV
RESIDENT AGENT

        The name of the resident agent of the Trust in the State of Maryland is Corporation Trust Incorporated, whose post office address is 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V
BOARD OF TRUSTEES

        Section 5.1    Powers.    Subject to any express limitations contained in the Declaration of Trust or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary, appropriate or convenient to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in the Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the Trustees under the general laws of the State of Maryland or any other applicable laws.

        The Board shall have the authority to cause the Trust to elect to qualify for federal income tax treatment as a REIT. Following such election, if the Board determines that it is no longer in the best interests of the Trust to continue to be qualified as a REIT, the Board may revoke or otherwise terminate the Trust's REIT election pursuant to Section 856(g) of the Code.

        The Board, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to determine whether compliance with any restriction or limitations on ownership and transfers of shares of the Trust's beneficial interest set forth in Article VII of the Declaration of Trust is necessary in order for the Trust to qualify as a REIT or to maintain REIT qualification; to adopt and amend Bylaws of the Trust; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary, appropriate or convenient to the foregoing powers.

        Section 5.2    Number.    Effective upon the filing of these Articles of Amendment and Restatement, the number of Trustees (hereinafter the "Trustees") shall be set at two (2), but may hereafter be increased to a maximum of fifteen (15) or decreased to not fewer than one (1) in accordance with the provisions set forth in the Bylaws. Notwithstanding the foregoing, if for any reason any or all of the Trustees cease to be Trustees, such event shall not terminate the Trust or affect the Declaration of Trust or the powers of the remaining Trustees, nor shall it affect the right of shareholders to elect additional Trustees. The names and addresses of the current Trustees, who shall serve until the 2009 annual meeting of shareholders and until their successors are duly elected and qualify, or until such later time (not to exceed three years from the time they were last elected by shareholders) as determined by the Board of Trustees as hereinafter provided, are:

Name	Address
John K. Delaney	c/o CapitalSource Inc. 4445 Willard Avenue, 12th Floor Chevy Chase, MD 20815
James J. Pieczynski	c/o CapitalSource Healthcare REIT 30699 Russell Ranch Road Westlake Village, CA 91362

        The Trustees may increase the number of Trustees and, subject to Section 5.3 hereof, fill any vacancy resulting from an increase in the number of Trustees or the resignation, retirement, death or disqualification of an incumbent Trustee in accordance with the procedures set forth in the Bylaws. Election of Trustees by shareholders shall require the vote and be in accordance with the procedures set forth in the Bylaws.

        It shall not be necessary to list in the Declaration of Trust the names and addresses of any Trustees hereinafter elected.

        Section 5.3    Resignation or Removal.    Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares, as hereinafter defined, to elect one or more Trustees, a Trustee may be removed at any time by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote generally in the election of Trustees. In the event a Trustee is removed by the act of the shareholders, the shareholders shall elect a replacement to fill the resultant vacancy on the Board of Trustees in accordance with the procedures set forth in the Bylaws.

        Section 5.4    Term.    The Trustees shall be elected at each annual meeting of the Shareholders and shall serve until the next annual meeting of the Shareholders and until their successors are duly elected and qualified.

        Section 5.5    Determinations by Board.    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with the Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of Shares of any class of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; or any other matter relating to the business and affairs of the Trust not otherwise restricted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

ARTICLE VI
SHARES OF BENEFICIAL INTEREST

        Section 6.1    Authorized Shares.    The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares"). The total number of Shares of all classes that the Trust has authority to issue is 850,000,000, of which 650,000,000 Shares are initially classified as common shares of beneficial interest, $0.01 par value per share ("Common Shares"), and 200,000,000 Shares are initially classified as preferred shares of beneficial interest, $0.01 par value per share ("Preferred Shares"). The Board is authorized to classify and reclassify any unissued Shares of any class or series of shares of beneficial interest into Shares of another class or series of shares of beneficial interest. If shares of one class are classified or reclassified into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph. The Board, without action by the shareholders, may amend this Declaration of Trust to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has authority to issue. Subject to the provisions of Article VII, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote.

        Section 6.2    Classified or Reclassified Shares.    Prior to issuance of any Shares classified or reclassified, the Board of Trustees by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the Maryland State Department of Assessments and Taxation (the "SDAT"). Any of the terms of any class or series of Shares set pursuant to clause (c) of this Section 6.4 may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

        Section 6.3    Dividends and Distributions.    The Board of Trustees may from time to time authorize and the Trust shall declare to shareholders such dividends or distributions in cash or other assets of the Trust or in Shares of the Trust or from another source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to authorize, and the Trust shall declare and pay, such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared and publicly disclosed by the Trust, but subject to any conditions established by the Board in connection with the declaration of any such dividend. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 6.5 shall be subject to the preferences of any class or series of Shares at the time outstanding.

        Section 6.4    Transferable Shares; Preferential Dividends.    Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust that would cause any Shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or that would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

        Section 6.5    General Nature of Shares.    All Shares shall be personal property entitling the shareholders only to those rights provided in the Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the share ledger of the Trust.

        Section 6.6    Fractional Shares.    The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

        Section 6.7    Divisions and Combinations of Shares.    Subject to any express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding Shares of any class or series of beneficial interest into a greater or lesser number of Shares (and without regard to any numerical limitation applicable to divisions or combinations of shares by a Maryland corporation that may be effected without the authorization of the stockholders of a Maryland corporation), without a vote of shareholders.

        Section 6.8    Declaration of Trust and Bylaws.    All persons who shall acquire a Share shall acquire the same subject to the provisions of the Declaration of Trust and the Bylaws.

ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

        Section 7.1    Definitions.    For the purpose of this Article VII, the following terms shall have the following meanings:

         Beneficial Ownership.    The term "Beneficial Ownership" shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         Business Day.    The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Chevy Chase, Maryland are authorized or required by law, regulation or executive order to close.

         Charitable Beneficiary.    The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.7, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

         Charitable Trust.    The term "Charitable Trust" shall mean any trust provided for in Section 7.2.1(b)(i) and Section 7.3.1.

         Charitable Trustee.    The term "Charitable Trustee" shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

         Code.    The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         Constructive Ownership.    The term "Constructive Ownership" shall mean ownership of Shares by a Person who is or would be treated as an owner of such Shares either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Own," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

         Designated Investment Entity.    The term "Designated Investment Entity" shall mean either (i) a pension trust that qualifies for look-through treatment under Section 856(h) of the Code, (ii) an entity that qualifies as a regulated investment company under Section 851 of the Code, or (iii) a Qualified Investment Manager; provided that each beneficial owner of such entity, or in the case of a Qualified Investment Manager holding Shares solely for the benefit of its customers, each such customer, would satisfy the Ownership Limit if such beneficial owner owned directly its proportionate share of the Shares that are held by such Designated Investment Entity.

         Designated Investment Entity Limit.    The term "Designated Investment Entity Limit" shall mean, with respect to any class or series of Common Shares, 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Common Shares of the Trust.

         Exemption.    The term "Exemption" shall mean an exemption from the Ownership Limit or Designated Investment Entity Limit, as the case may be, as granted by the Board pursuant to Section 7.2.7.

         Initial Date.    The term "Initial Date" shall mean the date of the consummation of the initial public offering of the Trust (but only, with respect to such date, from and after such consummation).

         Market Price.    The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Trustees or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Trustees.

         NYSE.    The term "NYSE" shall mean The New York Stock Exchange.

         Ownership Limit.    The term "Ownership Limit" shall mean (i) with respect to any class or series of Common Shares, 5.0% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Common Shares; and (ii) with respect to any class or series of Preferred Shares, 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Shares.

         Person.    The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         Prohibited Owner.    The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

         Qualified Investment Manager.    The term "Qualified Investment Manager" shall mean an entity (i) who for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) who purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of the Trust, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (iii) who has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Exchange Act. A Qualified Investment Manager shall be deemed to beneficially own all Common Shares beneficially owned by each of its affiliates, after application of the beneficial ownership rules under Section 13(d)(3) of the Exchange Act, provided such affiliate meets the requirements set forth in the preceding clause (ii).

         REIT.    The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

         Restriction Termination Date.    The term "Restriction Termination Date" shall mean the first day after the Initial Date as of which the Board determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership and Transfers of Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

         SDAT.    The term "SDAT" shall mean the State Department of Assessments and Taxation of Maryland.

         Transfer.    The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends or distributions on Shares, including (a) a change in the capital structure of the Trust, (b) a change in the relationship between two or more Persons which causes a change in ownership of Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, or by application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, (c) the granting or exercise of any option or warrant (or any disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

        Section 7.2    Shares.

          Section 7.2.1    Ownership Limitations.    During the period commencing on the Initial Date and prior to the Restriction Termination Date:

          (a)    Basic Restrictions.

            (i)  (1) No Person shall Beneficially Own or Constructively Own shares of any class or series of Common Shares in excess of the Ownership Limit, other than: (A) a Designated Investment Entity, which shall not Beneficially Own or Constructively Own Common Shares in excess of the Designated Investment Entity Limit, and (B) a Person that has received and is in compliance with an Exemption, which Person shall not Beneficially Own or Constructively Own Common Shares in excess of the ownership permitted by such Exemption.

             (2)  No Person shall Beneficially Own or Constructively Own shares of any class or series of Preferred Shares in excess of the Ownership Limit, other than a Person that has received and is in compliance with an Exemption, which Person shall not Beneficially Own or Constructively Own Preferred Shares in excess of the ownership permitted by such Exemption.

           (ii)  No Person shall Beneficially Own or Constructively Own Shares to the extent that (1) such Beneficial Ownership of Shares would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), (2) such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust being considered to own a ten percent (10%) or greater interest in any tenant of the Trust (as determined for purposes of Section 856(d)(2)(B) of the Code, determined applying Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code), or

  (3) such Beneficial Ownership or Constructive Ownership of Shares otherwise would result in the Trust failing to qualify as a REIT.

          (iii)  No Person shall Transfer any Shares if, as a result of the Transfer, the Shares would be beneficially owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code). Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

        (b)    Transfer in Trust.    If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.2.1(a)(i) or (ii),

            (i)  then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

           (ii)  if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

          Section 7.2.2    Remedies for Breach.    If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

          Section 7.2.3    Notice of Restricted Transfer.    Any Person who acquires, or attempts or intends to acquire, Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 7.2.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, shall give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or ownership on the Trust's status as a REIT.

          Section 7.2.4    Owners Required To Provide Information.    From the Initial Date and prior to the Restriction Termination Date:

           (a)  Every owner of more than 5% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held; provided, that a shareholder of record who holds outstanding Shares as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such Shares (an "Actual Owner"), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the shareholder of record is nominee.

           (b)  Each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in good faith, including, without limitation, (1) to determine the effect, if any, of such ownership, Beneficial Ownership, or Constructive Ownership, on the Trust's status as a REIT, (2) to determine such Person's Constructive Ownership of any interest of any tenant of the Trust, (3) to ensure compliance with the Ownership Limit or Designated Investment Entity Limit, (4) to determine the Trust's status as a REIT, and (5) to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

          Section 7.2.5    Remedies Not Limited.    Subject to Sections 5.1 and 7.4, nothing contained in this Section 7.2 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust's status as a REIT.

          Section 7.2.6    Ambiguity.    In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board shall have the power to determine the application of the provisions of this Section 7.2 or Sections 7.1 and 7.3 with respect to any situation based on the facts known to it. If Section 7.2 or 7.3 requires an action by the Board and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

          Section 7.2.7    Exemptions from the Ownership Limit.

           (a)  The Board may (but shall not be required to) exempt a Person from the Ownership Limit or Designated Investment Entity Limit if: (i) such Person submits to the Board information satisfactory to the Board, in its sole and absolute discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board information satisfactory to the Board, in its sole and absolute discretion, relevant to demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Shares in excess of the Ownership Limit or Designated Investment Entity Limit, as applicable, by reason of such Person's ownership of Shares in excess of the Ownership Limit or Designated Investment Entity Limit, as the case may be, pursuant to the Exemption granted under this subparagraph (a); (iii) such Person submits to the Board information satisfactory to the Board, in its sole and absolute discretion, relevant to demonstrating that clauses (2) and (3) of subparagraph (a)(ii) of Section 7.2.1 will not be violated by reason of such Person's ownership of Shares in excess of the Ownership Limit or Designated Investment Entity Limit pursuant to the Exemption granted under this subparagraph (a); and (iv) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its sole and absolute discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Shares in excess of the Ownership Limit or Designated Investment Entity Limit, as the case may be, pursuant to any Exemption thereto granted under this subparagraph (a), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 with respect to Shares held in excess of the Ownership

  Limit or Designated Investment Entity Limit with respect to such Person (determined without regard to the Exemption granted such Person under this subparagraph (a)).

           (b)  Prior to granting any Exemption pursuant to subparagraph (a), the Board, in its sole and absolute discretion, may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT; provided, however, that the Board shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an Exemption hereunder.

           (c)  Subject to Section 7.2.1(a)(ii), an underwriter that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Ownership Limit or Designated Investment Entity Limit, but only to the extent necessary to facilitate such public offering or private placement.

           (e)  If a member of the Board requests that the Board grant an Exemption to the Ownership Limit with respect to such member or with respect to any other Person if such Board member would be considered to be the Beneficial Owner of Shares owned by such Person, such member of the Board shall not participate in the decision of the Board as to whether to grant any such Exemption.

          Section 7.2.8    Increase in Ownership Limit or Designated Investment Entity Limit.    The Board may increase the Ownership Limit or Designated Investment Entity Limit subject to the limitations provided in this Section 7.2.8.

           (a)  The Ownership Limit or Designated Investment Entity Limit may not be increased if, after giving effect to such increase, either (i) five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code, could Beneficially Own, in the aggregate, more than 49% of the value of the outstanding Shares (taking into account all then outstanding Exemptions), or (ii) the Trust could be considered to own a 10% or greater interest in any tenant of the Trust (as determined for purposes of Section 856(d)(2)(B) of the Code, determined applying Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code)(taking into account all then outstanding Exemptions).

           (b)  Prior to the modification of the Ownership Limit or Designated Investment Entity Limit pursuant to this Section 7.2.8, the Board, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT if the modification in the Ownership Limit or Designated Investment Entity Limit were to be made.

          Section 7.2.9    Legend.    Each certificate for Shares shall bear substantially the following legend:

        The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership, and Transfer. Subject to certain further restrictions and except as expressly provided in the Trust's Declaration of Trust,

            (i)  no Person may Beneficially Own or Constructively Own shares of any class or series of Common Shares of the Trust in excess of 5.0% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series, other than (A) a Designated Investment Entity or (B) a Person granted an Exemption;

           (ii)  no Person may Beneficially Own or Constructively Own shares of any class or series of Preferred Shares of the Trust in excess of 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series, other than a Person granted an Exemption;

          (iii)  no Designated Investment Entity may Beneficially Own or Constructively Own any class or series of Common Shares in excess of 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series;

          (iv)  no Person may Beneficially Own or Constructively Own Shares that would (A) result in the Trust being "closely held" under Section 856(h) of the Internal Revenue Code of 1986 (the "Code"), (B) result in the Trust being considered to own a 10% or greater interest in any tenant of the Trust (as determined for purposes of Section 856(d)(2)(B) of the Code, determined applying Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code), or (C) otherwise cause the Trust to fail to qualify as a real estate investment trust under the Code; and

           (v)  no Person may Transfer Shares if such Transfer would result in Shares of the Trust being owned by fewer than 100 Persons.

    Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which cause or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the limitations set forth in the Trust's Declaration of Trust must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Shares represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable

    Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such Shares. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of the Trust on request and without charge.

        Instead of the foregoing legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge. In the event the Trust issues uncertificated Shares, the written statement of information otherwise required to be placed on the certificates by Section 8-203 of the Maryland REIT Law that the Trust shall send to shareholders at the time of issue or transfer of such uncertificated Shares shall include either the foregoing legend or such statement.

        Section 7.3    Transfer of Shares to the Charitable Trust.

          Section 7.3.1    Ownership by the Charitable Trust.    Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.7.

          Section 7.3.2    Status of Shares Held by the Charitable Trustee.    Shares held by the Charitable Trustee shall be issued and outstanding Shares of the Trust. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.

          Section 7.3.3    Dividend and Voting Rights.    The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

          Section 7.3.4    Rights Upon Liquidation.    Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Trust, in accordance with Section 7.3.5.

          Section 7.3.5    Sale of Shares by Charitable Trustee.    Within 20 days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.5. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the Shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.5, such excess shall be paid to the Charitable Trustee upon demand. Subject to Section 7.3.6, the Charitable Trustee shall have the right and power (but not the obligation) to offer any Share held in trust for sale to the Trust on such terms and conditions as the Charitable Trustee shall deem appropriate.

          Section 7.3.6    Purchase Right in Shares Transferred to the Charitable Trustee.    Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 7.3.5. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

          Section 7.3.7    Designation of Charitable Beneficiaries.    By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable

  Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

        Section 7.4    NYSE Transactions.    Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

        Section 7.5    Enforcement.    The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

        Section 7.6    Non-Waiver.    No delay or failure on the part of the Trust or the Board in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII
SHAREHOLDERS

        Section 8.1    Meetings.    There shall be an annual meeting of the shareholders, to be held on proper notice at such time and location within or without the State of Maryland as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, and for the transaction of any other business as may properly come before the meeting. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. Failure to hold an annual meeting does not affect the validity of any act otherwise taken by or on behalf of the Trust or affect the legal existence of the Trust.

        Section 8.2    Voting Rights.

          (a)   Subject to the provisions of any class or series of Shares then outstanding or as otherwise required by law, the shareholders entitled to vote generally in the election of Trustees shall have the right to vote only on the following matters: (i) election of Trustees as provided in Section 5.2 and the removal of Trustees as provided in Section 5.3; (ii) amendment of the Declaration of Trust or amendment of the Bylaws, in each case to such extent as the Bylaws shall confer amendment rights on shareholders and as provided in Article X; (iii) termination of the Trust as provided in Section 12.2; (iv) merger or consolidation of the Trust, or the sale or disposition of substantially all of the assets of the Trust, as provided in Article XI; (v) such other matters with respect to which the Board of Trustees, in its sole discretion, has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification; and (vi) such other matters as may be properly submitted to the shareholders for action pursuant to the Bylaws.

          (b)   Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.2 or in the authorization of issuance of any Shares, each outstanding Share entitled to vote, regardless of class, shall be entitled to one vote on each matter presented to shareholders.

          (c)   Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

          (d)   Notwithstanding any provision of the Maryland REIT Law requiring the affirmative vote of a greater proportion of shareholders and except as set forth in this Declaration of Trust, the affirmative vote of holders of a majority of the Shares outstanding and entitled to vote shall be sufficient to approve any matter submitted to the shareholders of the Trust for approval.

        Section 8.3    Certain Rights of Shareholders.

          (a)   Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.2 or in the authorization of issuance of any Shares, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares of the Trust or any other security of the Trust which it may issue or sell.

          (b)   Shareholders of the Trust are not entitled to exercise any rights of objecting stockholders under Maryland law.

        Section 8.4    Action by Shareholders without a Meeting.    Any action required or permitted to be taken by the shareholders may be taken without a meeting by the written consent of the shareholders of the Trust entitled to cast not less than the number of votes that would be necessary to authorize or take the action at a meeting of shareholders.

ARTICLE IX
LIABILITY LIMITATION, INDEMNIFICATION
AND TRANSACTIONS WITH THE TRUST

        Section 9.1    Limitation of Shareholder Liability.    No shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Trust by reason of his being a shareholder.

        Section 9.2    Limitation of Trustee and Officer Liability.    To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a Maryland real estate investment trust or directors or officers of a Maryland corporation, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages, except to the extent that (a) the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property, or services actually received, or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

        Section 9.3    Indemnification.    To the maximum extent permitted by Maryland law in effect from time to time, and in accordance with applicable provisions of the Bylaws, the Trust shall (a) indemnify and advance expenses to any present or former Trustee or officer (including any individual who, at the request of the Trust, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity, and (b) indemnify against reasonable expenses any present or former Trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity. The Trust may, with the approval of its Board of Trustees, provide such indemnification or advancement of expenses to any present or former Trustee or officer who served a predecessor of the Trust, and may indemnify and advance expenses to any employee or agent of the Trust or a predecessor of the Trust to the same extent it may indemnify and advance expenses to its Trustees and officers and to such further extent as may be permitted by law. Any amendment of this section shall be prospective only and shall not affect rights to indemnification and advancement of expenses with respect to any action or omission that occurred prior to the effective date of such amendment.

        Section 9.4    Express Exculpatory Clauses in Instruments.    The Board of Trustees may cause to be inserted in every written agreement, undertaking or obligation made or issued on behalf of the Trust, an appropriate provision to the effect that neither the shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any shareholder, Trustee, officer, employee or agent liable thereunder to any third party nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

ARTICLE X
AMENDMENTS

        Section 10.1    General.    The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including, without limitation, any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by the Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. The Trust shall file Articles of Amendment as required by Maryland law. All references to the Declaration of Trust shall include all amendments thereto.

        Section 10.2    By Trustees.    The Trustees may amend the Declaration of Trust from time to time, in the manner provided by the Maryland REIT Law, without any action by the shareholders: (i) to qualify as a real estate investment trust under the Code or under the Maryland REIT Law, (ii) in any manner in which the charter of a Maryland corporation may be amended without shareholder approval, and (iii) as otherwise provided in the Declaration of Trust.

        Section 10.3    By Shareholders.    Except as described in Section 10.2 hereof, any amendment to the Declaration of Trust shall be valid only after the Board of Trustees has adopted a resolution setting forth the proposed amendment and declaring such amendment advisable, and such amendment has been approved by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.

        Section 10.4    Bylaws.    The Board of Trustees is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Trust by affirmative vote of a majority of the Trustees present at any regular or special meeting of the Board of Trustees at which a quorum is present. Any Bylaws made by the Trustees under the powers conferred hereby may be altered, amended or repealed by the Trustees or by the shareholders of the Trust acting in accordance with the terms hereof or thereof. Notwithstanding the foregoing and anything contained in this Declaration of Trust to the contrary, Sections 2, 3, 9, 10, 12 and 13 of Article II and Sections 2, 3, 5, 7 and 11 of Article III of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least a majority of the Shares issued and outstanding and entitled to vote, voting together as a single class.

ARTICLE XI
MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY

        Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge the Trust with or into another entity or merge another entity into the Trust, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the property of the Trust. The Board of Trustees in proposing such action shall adopt a resolution that declares that the proposed transaction is advisable on substantially the terms and conditions set forth or referred to in the resolution, and direct that the proposed transaction be submitted for consideration by the shareholders. The transaction must be approved by the affirmative vote of holders of not less than a majority of all the votes entitled to be cast on the matter.

        A vote of the shareholders shall not be required for the merger of the Trust with or into any entity in which the Trust owns 90% or more of the entire equity interests in such entity, subject to the conditions and rights set forth in Section 8-501.1(c)(4) of the Maryland REIT Law.

        A vote of the shareholders shall not be required if the Trust is the successor in the merger, the merger does not reclassify or change the outstanding Shares of the Trust immediately before the merger becomes effective or otherwise amend the Declaration of Trust and the number of Shares of each class or series outstanding immediately after the effective time of the merger does not increase by more than twenty percent (20%) of the number of Shares of the same class or series outstanding immediately before the merger becomes effective.

ARTICLE XII
DURATION AND TERMINATION OF TRUST

        Section 12.1    Duration.    The Trust shall continue perpetually unless terminated pursuant to Section 12.2 or pursuant to any applicable provision of the Maryland REIT Law.

        Section 12.2    Termination.

          (a)   Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any time only upon adoption of a resolution by the Board of Trustees declaring that the termination of the Trust is advisable and the approval thereof by the affirmative vote of holders of not less than a majority of the Shares outstanding and entitled to vote on the matter. Upon the termination of the Trust:

            (i)  The Trust shall carry on no business except for the purpose of winding up its affairs.

           (ii)  The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under the Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

          (iii)  After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as the Trustees deem necessary for the protection of the Trust, the Trust may distribute the remaining property of the Trust among the shareholders so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares at the time outstanding shall be entitled, the remaining property of the Trust shall, subject to any participating or similar rights of Shares at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

          (b)   After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust's records a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

ARTICLE XIII
MISCELLANEOUS

        Section 13.1    Governing Law.    The Declaration of Trust is executed and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed in accordance with the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

        Section 13.2    Reliance by Third Parties.    Any certificate shall be final and conclusive as to any person dealing with the Trust if executed by the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of the Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to the Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact relating to the affairs of the Trust. No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trust on its behalf or by any officer, employee or agent of the Trust.

        Section 13.3    Severability.

          (a)   The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the Code, the Maryland REIT Law or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article X and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Section 10.2.

          (b)   If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

        Section 13.4    Construction.    In the Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of the Declaration of Trust. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with the Code or the Maryland REIT Law, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland.

        Section 13.5    Recordation.    The Declaration of Trust and any articles of amendment hereto or articles supplementary hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record the Declaration of Trust or any articles of amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of the Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various articles of amendments thereto.

        THIRD:    The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

        FOURTH:    The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment and restatement was 2,000, consisting of 1,000 Common Shares, $.01 par value per share, and 1,000 Preferred Shares, $.01 par value per share. The aggregate par value of all shares of beneficial interest having par value was $20.

        FIFTH:    The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is 850,000,000 shares, consisting of 650,000,000 Common Shares, $0.01 par value per share, and 200,000,000 Preferred Shares, $.01 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $8,500,000.

        IN WITNESS WHEREOF, these Articles of Amendment and Restatement of Declaration of Trust have been executed on this      th day of                  , 2008 by the undersigned, who acknowledge that to the best of their knowledge, information, and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties for perjury.

CAPITALSOURCE HEALTHCARE REIT
Name:

Its:

Attest
Name:

Title:

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  Exhibit 3.1